UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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GREEKTOWN SUPERHOLDINGS, INC.
(Name of registrant as specified in its charter)

Brigade Leveraged Capital Structures Fund Ltd. Brigade Capital Management, LLC Donald E. Morgan, III Neal P. Goldman
(Name of person(s) filing proxy statement, if other than the registrant)

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Brigade Leveraged Capital Structures Fund Ltd. (“Brigade”), together with the other participants named herein, has filed a definitive proxy statement with the Securities and Exchange Commission and accompanying WHITE proxy card to be used to solicit proxies for the election of its director nominee, Neal P. Goldman, at the 2012 annual meeting of shareholders of Greektown Superholdings, Inc. (“Greektown”), a Delaware corporation.

Today, Brigade released the following open letter to Greektown shareholders:

[Letterhead of Brigade]

April 9, 2012

To Shareholders of Greektown Superholdings, Inc. (the “Company”):

We are writing this letter to explain some of the reasons for our course of action, as well as address some of the challenges that we face as we to seek to improve everyone’s investment in Greektown Casino and provide the shareholders a choice at the Company’s May 8 Annual Meeting.

Brigade has received confirmation from the Michigan Gaming Control Board that Brigade can advocate and campaign for its nominee for the Board of Directors, and that this process can involve communication with other shareholders in the Company for the purpose of advancing the election of directors as part of the upcoming May 8, 2012 Shareholder Meeting. In this regard, it is our hope that you will see that the actions of Brigade have been done in an extremely compliant manner and have been initiated in order to improve the financial performance and ultimately increase the equity value of the Greektown Casino.

Background

The Company was formed to finance the emergence of the Greektown Casino from bankruptcy and it was capitalized by a rights offering which was back-stopped by investment funds managed by four asset managers. When the offering was completed and the reorganization plan confirmed, four of those asset managers (the “Plan Proponents”), one of whom is Brigade, held in the aggregate approximately eighty percent of the equity and economic interests of the Company. Notwithstanding their substantial holdings, each of the Plan Proponents assumed the status of an Institutional Investor as defined in the Michigan Gaming Control and Revenue Act and has operated pursuant to a waiver from the eligibility and suitability requirements of the Michigan Gaming Control and Revenue Act. Operation under the waiver required that to this point the Plan Proponents were holding the interests for investment purposes only and had no intention of influencing or affecting the affairs of the Company or its affiliates.

Coincident with the emergence from bankruptcy, in accordance with the applicable law, the Plan Proponents did participate in a process of selecting a board of directors for the Company and a management company to run the Company. Of the board members initially selected by the Plan Proponents, six currently serve on the board and one never took office. Brigade understands that the board now has seven directors because as explained below, one additional director who was appointed by the incumbent board over the protest of several board members has joined the board on March 16.

In June 2010, on the eve of the Company’s emergence from bankruptcy, the management company that had been selected by the Plan Proponents withdrew from its participation. As a result, the Plan Sponsors held interviews with alternative management companies and the Plan Proponents requested that the law firm which was acting on behalf of the Plan Proponents and the Company negotiate a management agreement with a management company that was selected from these alternative interviews. However, on the eve of the expiration of the outside date on which the restructuring could occur, Brigade was told that no management agreement would be reached with this alternative company and, that the only viable alternative was to hire George Boyer as the interim manager until a long-term solution could be implemented. That was June 2010.

The Company’s board and management have evolved little since the Company’s emergence from bankruptcy. In the twenty months since the closing, the Company’s principal shareholders have been operating under the restrictions imposed pursuant to their waiver, no professional management company has been engaged to manage the Company and the interim management has produced the deteriorating financial results which have been reported in the Company’s SEC filings. Furthermore, the Company only recently hired a CEO. The Company has not hired an in-house general counsel which has resulted in the incurrence of substantial outside counsel expenses which Brigade believes could have been significantly reduced.

It is essential to understand that from a corporate governance perspective, the day to day affairs of the Company are managed by officers, professionals and outside contractors who are selected and supervised by the board of directors of the Company. The directors serving when the Company emerged from bankruptcy were reelected at last year’s annual meeting by the shareholders of the Company. At last year’s meeting, the shareholders were presented with no other choice but to vote on only the candidates nominated by the incumbent board.

As Brigade looked ahead to the 2012 annual meeting, it realized that under the regulatory restrictions applicable to Institutional Investors none of the Plan Proponents were allowed to nominate candidates for the board, and thus the shareholders’ choice in 2012 was most likely going again to be limited to nominees of the board (presumably the incumbent members of the board). Absent some change, it appeared that the same nominees would be proposed at each annual meeting indefinitely into the future unless a shareholder with a significant investment in the Company took the steps necessary to obtain the regulatory approval to voice investor related concerns to the management and board of the Company.

The Regulatory Process

Brigade concluded that it would be in the shareholders’ best interest to provide the shareholders a choice of candidates and, effectively, break the cycle of a de facto self perpetuating oligarchy which has been bleeding the value of the business. Brigade then engaged regulatory counsel to assist in a dialogue with the MGCB to determine the regulatory steps to be taken to nominate directors who offer a fresh perspective on the strategic direction of the Company. Brigade proceeded with these steps, and anticipated that it would be in a position to nominate a board member and begin a dialogue with shareholders by early February.

Brigade had a strong desire to include the broader shareholder base in the nomination process, but the regulatory restrictions applicable to the shareholders (as institutional investors) precluded such efforts in order to remain compliant with the MGCB requirements. Accordingly, Brigade determined to proceed alone until it was able to clear the requisite regulatory hurdles to initiate the nomination and campaigning process.

Another impediment to Brigade’s preferred open communication strategy was that there are strict technical requirements and a rigidly defined time line imposed by the Company’s By-Laws and applicable securities laws which governed the director nomination process. The failure to adhere to these requirements would have jeopardized the nomination process. Given that Brigade planned to have cleared the necessary regulatory requirements by early February, Brigade believed it would have a month to communicate with the shareholders generally and the Company’s board throughout the month of February to negotiate a consensus slate of directors to put forward with the support of all constituents.

Unfortunately, completing the regulatory process took longer than Brigade had initially planned, as the MGCB had to carefully consider the issues involved. On February 17th, Brigade completed the necessary steps from a regulatory perspective to proceed with the nomination process in accordance with the MGCB’s interpretation of the law and rules. Curiously, on February 17 the Company’s board accelerated the date for the Company’s annual meeting to May 8 instead of the historical June date. This change had the effect of accelerating the deadline during which Brigade would be required to nominate its own directors to March 2 which shortened the time for negotiation of a consensus slate by a full week.

It should be noted that the Company’s Nominating and Corporate Governance Committee Charter specifically directs the committee to consider “candidates recommended by the Company’s stockholders” in its deliberations and Brigade anticipated that the committee would welcome Brigade’s candidate, input and thoughts. Rather than welcome input from an investor, the Executive Chairman and certain other directors took or authorized steps that Brigade believes impeded Brigade’s effort to build support for a consensus slate of directors. In particular the following events took place:

1) The Executive Chairman called a meeting of the board for the early morning of February 17th (the day Brigade received regulatory clearance to initiate the nomination process) and asked the board to accelerate the date for the Company’s annual meeting to May 8. Brigade has been told that the board agreed to this change without knowing why Mr. Boyer wanted to move the date.

This change accelerated the deadline to nominate directors to March 2 and shortened the time for negotiation of a consensus slate.

2) Brigade has been told that the Company’s gaming counsel sent letters to some select large shareholders (not including Brigade) telling them that they should not talk to Brigade without first consulting with regulatory counsel. This had a chilling effect on all communications and was not authorized by the full board.

3) Brigade has been told that the Company’s gaming counsel advised the Company’s directors that the MGCB had forbidden communications between individual directors and Brigade except communications with members of the nominating committee. The Assistant Attorney General working for the MGCB has confirmed to Brigade that no such directive was given by the MGCB.

4) Brigade has been told that the Company’s gaming counsel advised the Company’s board members that the MGCB was initiating a review of Brigade’s conduct and that directors would be required to turn over records of their communications with representatives of Brigade during the period between the 2011 annual meeting and the present. Once again the Assistant Attorney General working for the MGCB has confirmed to Brigade that no such investigation request was contemplated or made. As detailed above, Brigade went through a very detailed and painstaking process to assure that it was proceeding in a manner fully compliant with the MGCB requirements.

5) The nominating committee did not schedule a meeting with Brigade to discuss its nominees until February 28 - four days before the nominations had to be formally made.

6) In a bizarre twist, George Boyer who is the current Executive Chairman of the Company’s board and a member of the nominating committee circumvented the Company’s nomination process and the nominating committee and surprised even his fellow board members by nominating his own slate of directors before the March 2 deadline. Among the Boyer nominees is the current CEO of the Company which creates an awkward situation, if not an outright conflict.

7) Brigade has been told that at a board meeting on March 12 in the midst of the nomination process, despite the protest of certain members of the Company’s board, the seventh director referred to in the Background Section above was elected to the Company’s board subject to qualification by the MGCB. The Company then incurred legal fees to cause its gaming counsel to demand a special meeting of the MGCB to qualify that director to join the board in time to participate in the final nomination deliberations and to vote on the Company’s designated nominees at the May 8 annual meeting. Brigade questions why it was imperative to spend the Company’s resources and funds to inject a new director into the nominating process.

8) Importantly, during the March 13 MGCB Public Meeting the Company’s gaming counsel informed the MGCB that “… all the shareholders know that [the seventh board member] was designated many months ago to serve on the board. And that he had to go through the Board process…And any information that this is suddenly a surprise or wasn't known by anybody is actually incorrect.” (See MGCB Hearing Transcript, March 13, 2012, P. 26). A search of the SEC filings made by the Company, however, does not show any reference to the identification and/or consideration of the seventh board member, and this may be a result of the delayed action by the Company’s board in making the appointment. Notably, the “Investor Info” section of the Greektown Casino website is void of any discussion of the seventh board member under the various subsections of the Investor Info page, including the “Board of Directors” and “Investor News” subsections.

Brigade believes that the actions described above, in fact, occurred and that those actions may have unfairly cast Brigade in a disparaging and misleading light with the board and key shareholders; created administrative and regulatory distractions from the board nomination process; undermined effective communications among Brigade, the shareholders and board members; and intimidated any board members who might be sympathetic to Brigade’s initiative to have an investor voice involved with the Company.

Brigade has also learned from the Company’s 2011 proxy statement that Executive Chairman George Boyer was paid $743,403 by the Company in 2010 and $507,539 in 2011. This includes life, accidental disbursement and disability, long-term disability, medical, dental and vision insurance. Brigade believes that this compensation package is excessive particularly in view of the fact that Mr. Boyer resides in Las Vegas and spends limited time in Detroit at the casino. Furthermore, the Company hired a new CEO, Mike Puggi, who also commutes and presumably does the work that should be done by the Executive Chairman. Mr. Puggi was paid $925,302 in 2011. Brigade believes that this is outrageous and that it appears that the Company has an Executive Chairman and CEO who are performing what appear to be redundant functions. Once again, Brigade does not believe that this contributes to shareholder value.

The Current Situation

On March 23, the Greektown board announced that it had nominated a slate of directors for an expanded nine member board. The slate included six of the incumbent directors, two new directors proposed by George Boyer (Soohyung Kim and Charles Moore) and Jay Barrett. The slate did not include Benjamin Duster, who Brigade believes was an effective advocate for the interest of shareholders and has a strong record of public company service advocating management accountability. The board also did not nominate Neal Goldman, Brigade’s proposed representative to the board. Brigade was very disappointed that Mr. Duster was pushed off the company slate and that Mr. Goldman was not nominated by the Company.

At this point, Brigade believes that the Executive Chairman and one or more of the other incumbent directors have deliberately undermined Brigade’s efforts to advance the shareholders’ interests and to form a consensus slate. Brigade believes that these actions are motivated by a desire to benefit themselves. As a result, Brigade has concluded that it has no alternative but to solicit proxies for Mr. Goldman.

Brigade is recommending that the Company’s shareholders vote in favor of Mr. Goldman and against the reelection of John Bitove. Specifically, Brigade feels that Mr. Bitove has limited gaming experience. In addition, Brigade points out that Mr. Bitove has served as the head of the board’s compensation committee when the questionable compensation decisions noted above were approved.

Now that Brigade has taken the necessary regulatory steps to be in a position to engage in the nomination process, Brigade hopes to have an open dialogue with the Company’s shareholders so that Brigade’s efforts in this process can most effectively support the objectives of other shareholders of the Company.

It is important that the Company’s shareholders understand that Brigade’s objective is simply to bring transparency and accountability to the board selection process and remove the appearance of the “smoked filled room” controlled by directors and professional advisors who are on the Company’s payroll but have little or no investment in the Company. Brigade desires a democratic process where the Company’s board candidates will be selected with input from the Company’s shareholders and will be responsive to all owners of the Company.

We look forward to the thoughts of our fellow shareholders in the Company.

Sincerely,

/s/ Donald E. Morgan, III

BRIGADE LEVERAGED CAPITAL STRUCTURES FUND LTD.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

THE PARTICIPANTS STRONGLY ADVISE ALL SHAREHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT ON SCHEDULE 14A FILED BY THEM AND OTHER RELEVANT DOCUMENTS WITH THE SEC IN CONNECTION WITH ITS SOLICITATION OF PROXIES FOR THE 2012 ANNUAL MEETING OF GREEKTOWN (THE “PROXY STATEMENT"). BRIGADE, BRIGADE CAPITAL MANAGEMENT, LLC, DONALD E. MORGAN, III AND NEAL P. GOLDMAN (COLLECTIVELY, THE “PARTICIPANTS”) HAVE MAILED THE PROXY STATEMENT AND A PROXY CARD TO EACH GREEKTOWN STOCKHOLDER ENTITLED TO VOTE AT THE 2012 ANNUAL MEETING. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT CAREFULLY AND IN ITS ENTIRETY AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC BECAUSE THEY CONTAIN IMPORTANT INFORMATION. INVESTORS AND SECURITY HOLDERS MAY OBTAIN A FREE COPY OF THESE MATERIALS AND OTHER DOCUMENTS FILED BY BRIGADE WITH THE SEC AT THE WEBSITE MAINTAINED BY THE SEC AT WWW.SEC.GOV. THE PROXY STATEMENT AND RELATED MATERIALS MAY ALSO BE OBTAINED FOR FREE BY CONTACTING THE PARTICIPANTS’ PROXY SOLICITOR, GEORGESON, INC., TOLL-FREE AT (866) 295-3782 OR VIA EMAIL AT BRIGADE@GEORGESON.COM.

IMPORTANT INFORMATION RELATING TO THE ABOVE-NAMED PARTICIPANTS IN THIS PROXY SOLICITATION, INCLUDING THEIR DIRECT OR INDIRECT INTERESTS IN THE COMPANY, BY SECURITY HOLDINGS OR OTHERWISE, IS CONTAINED IN THE DEFINITIVE PROXY STATEMENT FILED BY BRIGADE AND THE OTHER PARTICIPANTS WITH THE SEC ON APRIL 6, 2012.  THE DEFINITIVE PROXY STATEMENT IS AVAILABLE TO SHAREHOLDERS OF THE COMPANY AT NO CHARGE AT THE SEC’S WEBSITE AT HTTP://WWW.SEC.GOV OR BY CONTACTING THE PARTICIPANTS’ PROXY SOLICITOR, GEORGESON, INC. AT ITS TOLL-FREE NUMBER (866) 295-3782 OR VIA EMAIL AT BRIGADE@GEORGESON.COM.